LABORATORY CORPORATION OF AMERICA HOLDINGS

                  ("LABCORP")
                MASTER AGREEMENT
- --------------------------------------------------------

This Agreement between Ostex International, Inc.,(Ostex), and Laboratory Corporation of America Holdings,
("Customer"), at LabCorp's option Customer shall also refer to any or all of LabCorp's subsidiaries. "Customer" sets forth the terms and conditions upon which Ostex
International, Inc. will sell to Customer and Customer will purchase various diagnostic products. The parties agree as follows:

A. In consideration of Customer purchasing from Ostex International, Inc., the diagnostic products specified in the attached Product Addendums during the term of this Agreement, Ostex International, Inc. agrees to sell such diagnostic products to the customer at the purchase prices specified. This is a Primary Source Agreement between the parties for products listed in the attached Addendums. This Agreement supersedes all prior contracts between the parties, and at LabCorp's option any prior contracts between Ostex International, Inc. and LabCorp's subsidiaries.

B.  Customer, on a reasonable efforts basis, will notify
Ostex International, Inc. in writing of all acquisitions, additions, and location changes. All previous agreements, between Ostex International, Inc. and the acquired Customer sites will, at Customer's option, become null and void and this Customer Agreement will take effect. All acquisitions and additions shall be eligible for the current Customer pricing.

C. The term of the Agreement shall commence on November 13, 1995 and remain in effect until November 12, 1996.

D. Seller shall ship to any Laboratory Corporation of America Holdings laboratory which orders diagnostic reagent who is authorized under this Agreement. Invoices should be mailed to addresses as follows:

FORMER RBL LOCATION INVOICES TO:
Laboratory Corporation of America Holdings
Accounts Payable Department
Purchase Order Section, Caller 2280
Burlington, North Carolina  27216-2280

FORMER NHL LOCATION INVOICES TO:
Laboratory Corporation of America Holdings
Accounts Payable Department
P.O. Box Caller #1777
Burlington, North Carolina  27215

Payment is net thirty (30) days. Laboratory Corporation of America Holdings is taxable based on shipment destination and all applicable local/state taxes are the responsibility of the customer. In those states where Seller collects local state sales taxes, the Seller will add these taxes to the invoices and remit to the appropriate taxing authority.

E. Shipment shall be made FOB Destination Freight Prepaid and added to invoice.

F. Neither party shall assign or transfer this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

LABORATORY CORPORATION OF AMERICA HOLDINGS

MASTER AGREEMENT
- ------------------------------------------------------
G. Notices and other communications permitted or required under this Agreement will be deemed to be properly given if in writing and either delivered by hand or mailed by First
Class U.S. Mail, postage prepaid, addressed to the parties as follows:

SELLER:    OSTEX INTERNATIONAL, INC.
           Attn: Mr. Bill Strelke - VP Sales & Marketing
           2203 Airport Way South Suite 301
           Seattle, WA 98134
CUSTOMER:  LABORATORY CORPORATION OF AMERICA HOLDINGS
           Attn.: Mrs. Gail Page
           112 Orange Drive
           Elon College, NC 27244
               Carbon Copy to
           Attn.: Law Department
           358 S. Main Street
           Burlington, NC 27215

H. This Agreement may not be amended or modified except by written agreement of both of the parties. If minimum volumes or dollar expenditures specified in this agreement are not met, the parties will attempt to reach a new agreement as to prices. If no agreement is reached, Ostex
International, Inc. may, as it's sole and exclusive remedy, terminate this agreement. In no event shall Customer be liable for monetary damages.

J. Ostex International, Inc. will not be liable for any failure to perform under this Agreement due to strikes, fire, explosion, flood, riot, lock-out, injunction, interruption of transportation, unavoidable accidents, inability to obtain supplies at reasonable prices or diagnostics products set forth in this Agreement of any reason in this paragraph. Nothing shall prohibit Customer from obtaining the same or similar products from any source of Customer's choosing during the period that Ostex
International, Inc. is unable to perform under this Agreement.

J. Ostex International, Inc. guarantees Customer the products supplied shall not be adulterated or misbranded within the meaning of the U.S. Food, Drug, and Cosmetic Act.

K. Ostex International, Inc. and Customer will conduct quarterly business reviews to discuss technical performance of all products included in this Agreement. In the event that technical problems are identified or an Ostex International, Inc. product is unavailable, the Customer will notify Ostex International, Inc. of the problem in writing, Ostex International, Inc. will, within the course of ten (10) working days, identify an action plan to correct the problem and deliver this, in writing, to Customer. If, after an additional twenty (20) working days, progress is not demonstrated in resolving the problem or product performance does not meet package insert claims, then Customer may discontinue use of that product without affecting the terms and conditions of the Agreement.

LABORATORY CORPORATION OF AMERICA HOLDINGS

MASTER AGREEMENT
- -------------------------------------------------------
L. This Agreement may be terminated by either party with or without cause at any time with ninety (90) days written notice unless there are quality or shipment problems. If quality or shipment problems occur, then Paragraph K (K on page 2) applies. Quality or shipment problems are defined as inconsistent shipments, inadequate product availability, products that do not meet package insert claims or performance specifications as published in the manufacturers' publications.

M. If an individual product becomes standardized across all Laboratory Corporation of America Holdings laboratories, both parties will negotiate a price change for that product and amend or add a product addendum.

N. Items defined as products listed on Addendums or added on addendums (added at a later date) will have guaranteed pricing through the term of the agreement.

0. If any terms of this Agreement are not met by the Customer and the parties cannot agree on a resolution, Ostex
International, Inc. may, as its sole and exclusive remedy, terminate this Agreement.

P. Ostex International, Inc. warrants that during their applicable shelf life, the test will conform with the Specifications set forth in the package insert. No disclaimer of warranties or attempt to limit Customer's indemnification rights by Ostex International, Inc. shall be effective.

Q. Vendor shall give Customer a 120 day written notification of any product changes.

R. Ostex International, Inc. agrees to defend, indemnify, and hold Customer and subsidiaries, directors, officers, employees, and agents wholly harmless from and against third-party claims, losses, lawsuits, settlements, demands, causes, judgments, expenses, and cost (including reasonable attorney fees) arising under or in connection with this Agreement in the event that such cost and liabilities are caused by a) Ostex International, Inc. breach of any of its warranties in this Agreement, b) the failure of products to function properly for Customer's intended use, c) any negligence or willful misconduct of Ostex International, Inc. , or d) any other liability resulting from Customer's use of the products. However, such rights to indemnify shall not apply to the extent that such claim, loss, lawsuit or settlement results from Customer's sole negligence or willful acts.

IF THIS AGREEMENT IS ACCEPTABLE, PLEASE SIGN BOTH ORIGINALS
AND RETURN ONE (1) ORIGINAL TO LABORATORY CORPORATION OF
AMERICA HOLDINGS.


LABORATORY CORPORATION OF AMERICA HOLDINGS

By:(signature)    Victoria Rautus
Title:            National Director Diagnostic Contracts
Date:             11 January 1996

OSTEX INTERNATIONAL, INC.

By:(signature)   Bill Strelke
Title:           V.P. Sales and Marketing
Date:            11 January 1996

Rev 9/95

      OSTEOMARK-Registered Trademark- PRODUCT ADDENDUM

DESCRIPTION      UNIT OF  CATALOG#  LIST        LabCorp
                 MEASURE            PRICE       PRICE
- -------------    -------  --------  -----      --------
NTx Bulk Pack     2400T    9008    XXXXXXXX    XXXXXXXX


- - Ostex International Inc. holds the exclusive license to certain patent and other intellectual property rights in that certain technology for the measurement of crosslinked aminoterminal telopeptides type I collagen in human urine, certain aspects of which technology are embodied in an IN
VITRO diagnostic assay (the "N-telopeptide Assay"),
Osteomark's proprietary version of which is known as the Osteomark-Registered Trademark- enzyme-linked immunoassay.

- - Grant of License - Ostex International, Inc. hereby grants to Customer and Customer hereby accepts a non-exclusive, non-transferable license to perform and to sell the results of the N-telopeptide Assay within its clinical reference laboratory system in the United States. The license granted hereby shall not be construed to transfer any of Ostex's proprietary rights in its N-telopeptide Assay technology or in any related know-how or other intellectual property, and any improvements made to the N-telopeptide. Assay technology shall be owned by 0stex. Ostex International
Inc. warrants to the Customer that it has the power and authority to license or otherwise permit Customer to use the Software or other Equipment and materials in connection with this Agreement. If any claim based upon alleged infringement of any United States patent, copyright, trademark, license, or misappropriation of a trade secret or proprietary information, is asserted against Customer in connection with this Agreement or Customer's use of the Software, Ostex International, Inc. will defend, indemnify and hold wholly harmless Customer, its parents, subsidiaries, affiliates and related companies, directors, officers, employees and agents from all costs (including reasonable attorney's fees), damages and liability incurred by Customer in connection with such claim provided that Ostex International, Inc. a) shall have received from Customer written notice of said claim promptly after the assertion thereof and b) shall have the right, if it chooses, to participate in the investigation and the defense or settlement of such claim.

- - Rolling Forecast of Demand - At least thirty (30) days prior to each calendar quarter, Customer shall deliver to Ostex International, Inc. a written "rolling forecast" of the quantities of Bulk Packs to be supplied by Ostex during the next 12-month period. Ostex shall not be deemed to be in breach of its supply obligations under this Agreement if it is unable to meet demands made by Customer which exceed the projections contained in its quarterly rolling forecasts. Ostex International, Inc. acknowledges that the rolling forecasts of Customer are to be reasonable estimates only, and in no event shall Customer be required to order or purchase any minimum quantity of bulk packs nor shall Customer be penalized for any failure to meet its rolling forecast.

                    EXHIBIT A


                N-TELOPEPTIDE ASSAY

CRITICAL REAGENTS AND OTHER GOODS TO BE SUPPLIES BY OSTEX


QUANTITIES UNCLUDED 1 EACH BULK PACK - ITEM #9008

- --------------------------------------------------------
ITEM                     UNIT                FORMAT
                         QUANTITY
- ---------                --------            ------
NTx Antigen                 25         96 wells/plate (8X12)
Coated Stripwells                      in sealed pouch

Antibody HRP Conjugate      25         0.4 mL polypropylene
(100X working strength)                bottle

Urine Control                1         20 mL HDPE bottle

Urine Control                1         20 mL HDPE bottle

Calibrator                  25         0.4 mL HDPE bottle
(3,000) pM BCE/mL)

Calibrator                  25         0.4 mL HDPE bottle
(1,000 pM BCE/mL)

Calibrator                  25         0.4 mL HDPE bottle
(300 pM BCE/mL)

Calibrator                  25         0.4 mL HDPE bottle
(100 pM BCE/mL)

Calibrator                  25         0.4 mL HDPE bottle
(30 pM BCE/mL)

Calibrator                  25         0.4 mL HDPE bottle
(1 pM BCE/mL).

Plate Sealers                3         50

Antibody Conjugate Diluent  25         30 mL bottle

3OX Wash Concentrate        25         125 mL bottle

Buffered Substrate          25         30 mL bottle

Chromagen Reagent           25         0.9 mL vial

Stopping Reagent            25         25 mL bottle


- - Printed Materials - In all promotional and educational publications, order forms and other printed materials, Customer will identify the N-telopeptide Assay, including any use or results thereof, specifically as either an "N-telopeptides cross-linked assay" or an "NTx assay."
Customer will not refer to the N-telopeptide Assay simply as a "bone resorption marker" or a "pyridinium crosslink assay" and will include the N-telopeptide Assay on its printed test request forms at the earliest possible time.






TERMS AND CONDITIONS ARE SET FORTH IN THE MASTER AGREEMENT
       AND WILL APPLY TO THIS ADDENDUM


LABORATORY CORPORATION OF AMERICA HOLDINGS

By:(signature)    Victoria Rautus
Title:            National Director Diagnostic Contracts
Date:             11 January 1996

OSTEX INTERNATIONAL, INC.

By:(signature)    Bill Strelke
Title:            V.P. Sales and Marketing
Date:             11 January 1996